UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7) 1

                           The Leather Factory, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0024, Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    522126101
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                                 (CUSIP Number)










--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.         522126101            13G       Page    2   of      5    Pages
          --------------------------                  -------     -------
------------------------------------         -----------------------------------

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    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP*

                                                         (a)    [ ]

                                                         (b)    [ ]

             Not applicable
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    3.       SEC USE ONLY

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    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas, USA
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       NUMBER OF          5.   SOLE VOTING POWER

        SHARES                 808,539
                         -------------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                None
                         -------------------------------------------------------
        EACH              7.   SOLE DISPOSITIVE POWER

      REPORTING                808,539
                         -------------------------------------------------------
     PERSON WITH          8.   SHARED DISPOSITIVE POWER

                               None
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    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             808,539
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    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

             Not applicable                                             [ ]
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    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.16
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    12.      TYPE OF REPORTING PERSON*

             EP
--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  (a)      Name of Issuer:
                  --------------

                  The Leather Factory, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  3847 East Loop 820 South
                  Fort Worth, Texas 76119

Item 2.  (a)      Name of Person Filing:
                  ---------------------

                  The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  Arlington National Bank
                  410 W. Abram Street
                  Arlington, Texas  76010

         (c)      Citizenship:
                  -----------

                  Not Applicable

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.0024 par value

         (e)      CUSIP Number:
                  ------------

                  522126101

Item 3.  Type of Reporting Person:
         ------------------------

         Employee Benefit Plan

Item 4.  Ownership:
         ---------

         (a)      Amount Beneficially Owned:
                  -------------------------

                  808,539 shares of Common Stock



                               Page 3 of 5 Pages
                               -----------------

         (b)      Percent of Class:
                  ----------------

                  8.16

         (c)      Number of Shares as to which such person has:
                  --------------------------------------------

                  (i)      Sole power to vote or to direct the vote:
                           808,539

                  (ii)     Shared power to vote or to direct the vote:
                           -0-

                  (iii)    Sole power to  dispose  or to direct the  disposition
                           of:
                           808,539

                  (iv) Shared power to dispose or to direct the disposition of:
                           -0-

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired  the
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not Applicable.

Item 10. Certification:
         -------------

         Not Applicable.


                               Page 4 of 5 Pages
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

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 09, 2001
                                      The Leather Factory, Inc. Employees' Stock
                                      Ownership Plan and Trust

                                      By: Arlington National Bank


                                      /s/ Robert D. Roten
                                      ------------------------------------------
                                      Robert D. Roten, Executive Vice President










                               Page 5 of 5 Pages
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